FIFTH THIRD BANK

MASTER EQUIPMENT LEASE AGREEMENT

This Master Equipment Lease Agreement (this "Master Lease") dated as of June 18, 2010 is made by and among THE FIFTH THIRD LEASING COMPANY, an Ohio corporation ("Lessor"), and GLOBAL AXCESS CORP., a corporation organized under the laws of the State of Nevada and having a principal place of business at 7800 Belfort Parkway, Suite 165, Jacksonville, FL 32256, NATIONWIDE MONEY SERVICES, INC., a corporation organized under the laws of the State of Nevada and having a principal place of business at 7800 Belfort Parkway, Suite 165, Jacksonville, FL 32256 and NATIONWIDE NTERTAINMENT SERVICES, INC., a corporation organized under the laws of the State of Nevada and having a principal place of business at 7800 Belfort Parkway, Suite 165, Jacksonville, FL 32256 (collectively, "Lessees" and individually, each a "Lessee").

TERMS AND CONDITIONS OF LEASE

1. Lease. Subject to the terms and conditions set forth herein, Lessor and Lessees shall execute and deliver Equipment Schedules pursuant to this Master Lease (each, an "Equipment Schedule") and pursuant to each Equipment Schedule Lessor shall lease to the applicable Lessee the equipment and other property described on such Equipment Schedule (together with all parts, additions and accessories incorporated therein, and software incorporated therein, the "Equipment"). Each Equipment Schedule will incorporate by reference this Master Lease and will specify certain terms relating to the leasing of the Equipment (this Master Lease as incorporated into each Equipment Schedule, a "Lease"). Each Equipment Schedule, together with this Master Lease, shall constitute a separate and enforceable Lease. In the event that any term of any Equipment Schedule conflicts with or is inconsistent with any term of this Master Lease, the terms of the Equipment Schedule shall govern. As used herein, the term "Item of Equipment", as it relates to any Equipment, shall have the meaning specified in the Equipment Schedule relating to such Equipment and if no such meaning is specified therein, "Item of Equipment" shall mean the Equipment as a whole.

2. Term. With respect to any Item of Equipment, unless otherwise specified on an Equipment Schedule, the initial term of lease shall commence on the earlier of (a) the date an Acceptance Certificate (as defined in Section 5) is executed with respect to such Item of Equipment, and (b) unless the Lessees reject such Item of Equipment in a written notice to Lessor, ten (10) days after delivery of such Item of Equipment (the "Delivery and Acceptance Date") and, unless earlier terminated as provided herein, shall expire on the Expiration Date (as defined in the Equipment Schedule relating to such Item of Equipment); *provided, however,* that the Base Lease Term or the then applicable Renewal Term shall be automatically extended for successive one month periods until either (a) the end of the Notice Period (as defined below) or (b) Lessor demanding return of the Equipment. As used herein, "Notice Period" shall mean the period ending on the latest of (i) the Expiration Date, (ii) one hundred eighty (180) days after the delivery by Lessees of their final written notice of their election to purchase or return the Equipment or to determine the Fair Market Value or Fair Market Rental Value, as applicable, in accordance with the options set forth in the Equipment Schedule and (iii) one hundred eighty (180) days after the delivery by Lessees of their election to return the Equipment. Lessees shall pay Basic Rent at the then current rate for each month during the automatic renewal term. As used herein, "Term" shall mean, collectively, the period from the Delivery and Acceptance Date to the Expiration Date and all Renewal Terms (as defined in the Equipment Schedule relating to such Equipment); *provided, however,* that this Master Lease shall be effective from and after the date of execution hereof. All obligations of Lessees hereunder shall survive the expiration, cancellation or other termination of the Term. Provided that no Default or Event of Default (each as defined in Section 16) has occurred and is continuing, Lessor shall not interfere with Lessees' quiet use and possession of the Equipment.

3. Rent. Lessees shall pay Lessor for the leasing of the Equipment hereunder the periodic rental payments ("Basic Rent") on the dates (each a "Rent Payment Date") and in the amounts set forth in the Equipment Schedule. Basic Rent together with all other additional amounts as may from time to time be payable under this Lease and the other Lease Documents (as defined in Section 4) is referred to herein as "Rent"). Rent shall be due whether or not Lessees have received any notice that such payments are due. All Rent shall be paid to Lessor at its address set forth in the Equipment Schedule, or as otherwise directed by Lessor in writing. If any Rent is not paid when due (or within 10 days thereafter) Lessees shall pay to Lessor a late payment fee equal to five percent (5%) of the amount of such Rent.

4. Net Lease. Each Lease shall constitute a non-cancelable net lease, it being the intention of the parties that all costs, expenses and liability associated with the Equipment or its lease shall be borne by Lessees. Lessees' obligation to pay Rent and otherwise to perform its obligations under this Lease and each other document and agreement executed in connection with this Lease (together with the Lease, collectively, the "Lease Documents") shall be irrevocable, absolute and unconditional and shall not be subject to defense, counterclaim, set-off, diminution, abatement or recoupment for any reason whatsoever, and each Lessee waives all rights to terminate or surrender this Lease for any reason except as expressly set forth in this Lease, including, without limitation, defect in the Equipment or non-performance by Lessor. All Rent shall be paid without reduction or deduction whatsoever, including any reduction or deduction for any Tax (as defined in Section 18).

5. Acceptance. Upon delivery of the Equipment, the applicable Lessee or Lessees shall promptly inspect and test such Equipment and, if acceptable to such Lessee or Lessees, accept such Equipment and deliver to Lessor a certificate of acceptance, in form and substance reasonably satisfactory to Lessor ("Acceptance Certificate"). Each Lessee represents that it has selected both (a) the Equipment, and (b) the manufacturer, vendor or other supplier of the Equipment (the "Supplier") without assistance from Lessor and either is a party to, or has received a copy of, each agreement and document by which Lessor acquired the Equipment or the right to possession and use of the Equipment (including any documents or agreements with the Supplier (collectively, the "Supply Contract")) prior to the Delivery and Acceptance Date. Each Lessee hereby assumes the risks, burdens, and obligations to any manufacturer or vendor of any Item of Equipment on account of nondelivery, nonacceptance or nonperformance of the Equipment.

6. Disclaimer of Warranties. THE EQUIPMENT IS BEING LEASED TO THE LESSEES BY THE LESSOR "AS IS, WHERE IS". LESSOR DOES NOT MAKE, HAS NOT MADE, SHALL NOT BE DEEMED TO MAKE OR HAVE MADE, AND EXPRESSLY DISCLAIMS TO LESSEES ANY WARRANTY OR REPRESENTATION, EITHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, WITH RESPECT TO THE EQUIPMENT LEASED HEREUNDER OR ANY COMPONENT THEREOF, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY AS TO DESIGN, COMPLIANCE WITH ANY LAW, RULE, SPECIFICATION, OR CONTRACT PERTAINING THERETO, QUALITY OF MATERIALS OR WORKMANSHIP, MERCHANTABILITY, FITNESS FOR ANY PURPOSE, USE OR OPERATION, SAFETY, PATENT, TRADEMARK OR COPYRIGHT INFRINGEMENT, OR TITLE, IT BEING AGREED THAT ALL SUCH RISKS, AS BETWEEN LESSOR AND LESSEES, ARE TO BE BORNE BY LESSEES. Any Lessee's execution and delivery of an Acceptance Certificate shall be conclusive evidence as between Lessor and Lessees that the Items of Equipment referred to therein are acceptable for all purposes hereof.

7. Conditions Precedent. The obligation of Lessor to purchase the Equipment and to lease the same to Lessees shall be subject to satisfaction (or waiver by Lessor) of each of the following conditions, prior to the Delivery and Acceptance Date with respect to such Equipment: (a) Lessor shall have received each of the following documents, in form and substance satisfactory to Lessor: (i) the Equipment Schedule relating to such Equipment duly executed by Lessees; (ii) an Acceptance Certificate for each Item of Equipment duly executed by each applicable Lessee; (iii) if requested by Lessor, an assignment of each applicable Lessee's rights under the Supply Contract in form and substance acceptable to Lessor and consent executed by the applicable Lessee or Lessees and the Supplier; (iv) the original bills of sale evidencing chain of title from the manufacturer or supplier to the Lessor relating to the Equipment to be leased hereunder; (v) a certificate of the secretary, assistant secretary, manager,

member, partner, trustee or other representative of each Lessee dated the date of such Equipment Schedule certifying (A) the incumbency of each officer, manager, member, partner, trustee or representative executing the applicable Lease Documents, (B) a copy of the applicable organizational documents of such Lessee and (C) copies of any other documents evidencing the authorization of the officers on behalf of such Lessee to execute, deliver and perform this Lease and each other Lease Document; (vi) a certificate dated the date of such Equipment Schedule the chief executive officer or chief financial officer of each Lessee certifying that, to the best of Lessees' knowledge, no Default or Event of Default has occurred and is continuing and no Event of Loss (as defined in Section 11) has occurred with respect to any Equipment identified in such Equipment Schedule; (vii) if requested by Lessor, an opinion of legal counsel to Lessees in form and substance satisfactory to Lessor; and (viii) such other documents or agreements as may be required by the terms of the Equipment Schedule or as Lessor may reasonably request; (b) Lessor shall have the right (by assignment or otherwise) to purchase the Equipment identified in the applicable Equipment Schedule for a price not to exceed the Lessor's Capitalized Cost (as identified in such Equipment Schedule) and on terms and conditions otherwise reasonably satisfactory to the Lessor; (c) Lessor shall have received evidence of the filing of Uniform Commercial Code financing statements or other records relating to such Equipment in form and substance satisfactory to Lessor in the jurisdiction in which each Lessee is a registered organization and such other jurisdiction as Lessor may reasonably request; (d) Lessor shall have received evidence of insurance policies covering the Equipment which comply with the requirements of Section 10, hereof; (e) the representations and warranties of the Lessees contained herein and in each of the Lease Documents shall be true and correct on and as of the Delivery and Acceptance Date both with and without giving effect to the transactions contemplated by the applicable Lease; (f) no Default or Event of Default shall have occurred and be continuing or result from the transactions contemplated by the Lease; (g) Lessees shall have paid the fees and reasonable out-of-pocket expenses of Lessor (including the fees and expenses of counsel to the Lessor and any filing or recordation fees) incurred in connection with the negotiation, execution and delivery of this Lease, the Equipment Schedule and other Lease Documents relating thereto; and (h) no material adverse change in the existing or prospective financial condition or results of operations of Lessees or any guarantor of Lessees' obligations hereunder (a "Guarantor") which may affect the ability of Lessees to perform its obligations under the Lease Documents, or the ability of any Guarantor to perform its obligations under any Guaranty, shall have occurred since the date of the most recent audited financial statements of Lessees delivered to Lessor.

8. Use and Maintenance; Alterations.

(a) Each Lessee covenants and agrees that it: (i) shall use the Equipment solely in the conduct of its business, for the purpose, and in the manner, for which the Equipment was designed, (and shall not permanently discontinue use of the Equipment); (ii) shall operate, maintain, service and repair the Equipment, and maintain all records and other materials relating thereto, (A) in accordance and consistent with (1) the Supplier's recommendations all maintenance and operating manuals or service agreements, whenever furnished or entered into, including any subsequent amendments or replacements thereof, issued by the Supplier or other service provider (including requiring all components, fuels and fluids installed in or used on the Equipment to meet the standards specified by the Supplier from time to time), (2) the requirements of all applicable insurance policies, (3) the Supply Contract, so as to preserve all of such Lessee's and Lessor's rights thereunder, including all rights to any warranties, indemnities or other rights or remedies, (4) all applicable laws, and (5) the prudent practice of other similar companies in the same business as such Lessee, but in any event, to no lesser standard than that employed by such Lessee for comparable equipment owned or leased by it; and (B) without limiting the foregoing, so as to cause the Equipment to be in good repair and operating condition and in at least the same condition as when delivered to such Lessee hereunder, except for ordinary wear and tear resulting despite such Lessee's full compliance with the terms hereof; (iii) shall not discriminate against the Equipment with respect to scheduling of maintenance, parts or service; (iv) shall not change the location of any Equipment as specified in the Equipment Schedule without the prior written consent of Lessor, except for ATM and DVD machines and equipment reported on the Quarterly Equipment Location Reports required pursuant to Section 12 of this Lease; and (v) to the extent requested by Lessor, shall cause each Item of the Equipment to be continually marked, in a plain and distinct manner, with the name of Lessor followed by the words "Owner and Lessor," or other appropriate words designated by Lessor on labels furnished

by Lessor. If the location for any Equipment specified in the Equipment Schedule is a facility leased by any Lessee or owned by any Lessee subject to one or more mortgage liens, upon the request of Lessor, such Lessee will obtain a real property waiver or waivers in form and substance satisfactory to Lessor from the lessors or mortgagees of such facility.

(b) Each Lessee, at its own cost and expense, will promptly replace all parts, appliances, systems, components, instruments and other equipment ("Parts") incorporated in, or installed on, the Equipment which may from time to time become worn out, lost, stolen, destroyed, seized, confiscated, damaged beyond repair or permanently rendered unfit for use for any reason whatsoever. In addition, in the ordinary course of maintenance, service repair, overhaul or testing, each Lessee may remove any Parts, whether or not worn out, lost, stolen, destroyed, seized, confiscated, damaged beyond repair or permanently rendered unfit for use, *provided* that such Lessee shall replace such Parts as promptly as practicable. All replacement Parts shall be free and clear of all Liens (as defined in Section 8(c)) and shall be in as good an operating condition as, and shall have a value and utility at least equal to, the Parts replaced, assuming such replaced Parts were in the condition and repair required to be maintained by the terms hereof. Any replacement Part installed, or incorporated on, the Equipment shall be considered an accession to such Equipment and title to such replacement Part shall immediately vest in Lessor without cost or expense to Lessor.

(c) Each Lessee will keep the Equipment and its interest therein free and clear of all liens, claims, mortgages, charges and encumbrances of any type regardless of how arising ("Liens") other than any Lien arising out of claims against Lessor not relating to the lease of the Equipment to Lessees ("Permitted Liens"). Each Lessee will defend, at its own expense, Lessor's title to the Equipment from all such Liens. If any Lien shall attach to any item of Equipment, Lessees will provide written notification to Lessor within five (5) days after any Lessee receives notice of any such attachment stating the full particulars thereof and the location of such Equipment on the date of such notification.

(d) At their sole option, Lessees may make any alteration, modification or attachment to the Equipment deemed appropriate by Lessees, *provided* that such alteration, modification, attachment is of a type which is readily removable without damage to the Equipment does not decrease the value, condition, utility or useful life of the Equipment or cause such Equipment to become "limited use property" (as defined in Revenue Procedure 2001-28, 2001-19 I.R.B. 1156 or any successor publication or Treasury Regulation issued pursuant to the Internal Revenue Code of 1986 (as amended, supplemented or modified from time to time, the "Code")), a fixture (as defined in the Uniform Commercial Code as in effect in any applicable jurisdiction), or real property or affect the insurability or impair any manufacturer's warranty with respect to the Equipment. All alterations, modifications and attachments of whatsoever kind or nature made to any item of Equipment that cannot be removed without damaging or reducing the functional capability, economic value or insurability of the item of Equipment or impairing any manufacturer's warranty shall only be made with the prior written consent of the Lessor and shall be deemed to be part of the Equipment. Under no circumstance shall any alteration, modification or attachment be subjected by Lessees to any encumbrance other than this Lease.

9. Assignment and Sublease. Lessees shall not sublease or otherwise relinquish possession of any Item of Equipment (except for Equipment placed at third-party locations pursuant to one or more contracts or agreements between Lessee and third party merchants (the "Operating Agreements") with respect to the placement, rental and servicing of ATM and/or DVD kiosks owned by Lessees), or assign, transfer or encumber its rights, interests or obligations hereunder or under any Equipment Schedule executed pursuant hereto unless expressly permitted pursuant to the terms of the Equipment Schedule relating to such Equipment. No assignment, transfer or sublease, in any event, shall relieve Lessees of, and Lessees shall remain primarily liable for, their obligations under each Lease Document.

10. Insurance.

(a) Lessees shall provide, maintain and pay for insurance coverage with respect to the Equipment, insuring against, among other things, the loss, theft, damage, or destruction of the

Equipment, in an amount not less than the Stipulated Loss Value (as defined in the applicable Equipment Schedule) of such Equipment at any time; and public liability and property damage with respect to the use or operation of the Equipment, in the amounts set forth in the applicable Equipment Schedule. All insurance against loss shall name Lessor as the sole loss payee and all liability insurance shall name Lessor and its Assignees (as defined in Section 20) and their subsidiaries and affiliated companies, and their successors and assigns as additional insureds. All of such insurance shall be in form (including all endorsements required by Lessor), and with companies, reasonably satisfactory to Lessor.

(b) All policies of insurance required hereunder shall (i) provide that any cancellation, expiration, lapse, or material modification shall not be effective as to the Lessor for a period of thirty (30) days after receipt by Lessor of written notice thereof; (ii) provide that premiums may be paid by the Lessor, but without liability on the part of the Lessor for such premiums; (iii) be primary without any right of set-off or right of contribution from any other insurance carried by the Lessor; (iv) contain breach of warranty provisions providing that, in respect of the interests of the Lessor, the insurance shall not be invalidated by any action, inaction or breach of warranty, declaration, or condition by the Lessees or any other person or by any fact or information known to Lessor; and (v) waive any right of subrogation against Lessor. Prior to the Delivery and Acceptance Date for any Item of Equipment, and thereafter, not less than 15 days prior to each renewal or replacement of such insurance, Lessees will deliver to Lessor certificates issued by the insurance carriers thereunder evidencing the insurance required to be maintained pursuant to this Lease.

(c) The proceeds (if any) of the insurance maintained by Lessees that are received with respect to the loss or damage of any Equipment, shall be applied and paid first, to Lessor for any amount then due and payable by Lessees under this Lease, second, if an Event of Loss (as defined in Section 11) has occurred, to Lessor for the payment of Stipulated Loss Value or otherwise, to Lessees for their reasonable, documented, out-of-pocket costs to repair or replace such item of Equipment pursuant to Section 11, to the extent that such repairs or replacements were necessitated by the occurrence of the loss for which such proceeds were paid, and third, to Lessees to reimburse Lessees for any Stipulated Loss Value actually paid to, and retained by Lessor. Proceeds of any liability insurance shall promptly be paid to the party entitled thereto.

(d) If Lessees do not obtain, maintain or furnish to Lessor acceptable proof of the insurance coverage required by this Agreement, Lessor shall be entitled to procure such insurance, as Lessor shall deem appropriate in its discretion, at Lessees' sole cost and expense, and Lessor shall provide written notice of same to Lessee.

11. Risk of Loss; Damage to Equipment.

(a) Lessees shall bear the entire risk of loss and damage to any and all Items of Equipment from any cause whatsoever, whether or not insured against, during the Term until the Equipment is returned to Lessor in accordance with Section 14 hereof. No loss or damage shall relieve Lessees of the obligation to pay Rent or of any other obligation under this Lease. An "Event of Loss" shall be deemed to have occurred with respect to any Item of Equipment if such Item of Equipment or any material part thereof has been lost, stolen, requisitioned or condemned by any governmental authority, damaged beyond repair or damaged in such a manner that results in an insurance settlement on the basis of an actual or arranged total loss.

(b) Upon any loss or damage to any Item of Equipment not constituting an Event of Loss, Lessees will promptly, and in any event within thirty (30) days of such loss or damage (or such longer period as Lessor shall determine in its sole discretion), place such Item of Equipment in good condition and repair as required by the terms of this Lease. If an Event of Loss to any Item of Equipment has occurred, Lessees shall immediately notify Lessor of same, and at the option of Lessor, Lessees shall: (i) not more than thirty (30) days following such Event of Loss (or such longer period as Lessor shall determine in its sole discretion) replace such Item of Equipment with replacement equipment (acceptable to Lessor) in as good condition and repair, and with the same value remaining useful economic life and utility, as such replaced Item of Equipment immediately preceding the Event of Loss (assuming that such

replaced Item of Equipment was in the condition required by this Lease), which replacement equipment shall immediately, and without further act, be deemed to constitute Items of Equipment and be fully subject to this Lease as if originally leased hereunder and shall be free and clear of all Liens; or (ii) pay to Lessor on the next succeeding Rent Payment Date the sum of (A) all Rent due and owing hereunder with respect to such Item of Equipment (at the time of such payment) including all Basic Rent payable on such Rent Payment Date plus (B) the Stipulated Loss Value as of such Rent Payment Date with respect to such Item of Equipment. Upon Lessor's receipt of the payment required under subsection (ii) above, Lessees shall be entitled to Lessor's interest in such Item of Equipment, in its then condition and location, "as is" and "where is", without any representations or warranties, express or implied.

12. Financial, Other Information and Notices.

(a) Lessees shall maintain a standard and modern system for accounting and shall furnish to Lessor:

(i) Within sixty (60) days after the end of each quarter, an equipment location report (the "Quarterly Equipment Location Report") with respect to each Equipment Schedule, with such report (in form and substance reasonably acceptable to Lessor) identifying the Equipment by serial number, physical address of each item of Equipment, and the name of the merchant or user in possession of the Equipment, prepared and certified as complete and correct, by the chief financial officer or other representative of such Lessee.

(ii) Within sixty (60) days after the end of each quarter, a copy of each Lessee's company prepared consolidated financial statements for that quarter and for the year to date in a form reasonably acceptable to Lessor, prepared and certified as complete and correct, subject to changes resulting from year-end adjustments, by the chief financial officer, manager, member, partner, trustee or other representative of such Lessee.

(iii) Within one hundred twenty (120) days after the end of each fiscal year, a copy of each Lessee's consolidated year end financial statements audited by a firm of independent certified public accountants acceptable to Lessor (which acceptance shall not be unreasonably withheld) and accompanied by an audit opinion of such accountants without qualification.

All such financial statements shall be prepared in accordance with generally accepted accounting principles, consistently applied. Unless subsequently requested in writing by Lessor, so long as Lessees are reporting companies under the Securities Exchange Act of 1934 and are timely filing the reports required thereunder to the Securities Exchange Commission, Lessees will not be required to furnish the financial statements as provided in clauses (ii) and (iii) above.

(b) Lessees shall provide prompt written notice to Lessor, to the extent Lessees have actual or constructive notice of same, (i) of any Event of Default, (ii) of any loss or damage to any Item of Equipment or any Event of Loss with respect to any Item of Equipment, and (iii) any existing or threatened investigation, claim or action by any governmental authority which could adversely affect the Equipment or this Lease.

(c) Lessees shall furnish such other information as Lessor may reasonably request from time to time relating to the Equipment, this Lease or the operation or condition of Lessees including, without limitation, such additional financial statements of the Lessees for such periods as Lessor may request.

(d) For purposes of the following financial covenants, certain capitalized terms are defined as follows:

(i) "Debt Service Coverage Ratio" shall mean, for any Reference Period, and computed on a consolidated basis (if applicable), the ratio of:

(A) Lessees' net income before taxes, depreciation, amortization and interest expense and non-cash expenses, less distributions, dividends and other "extraordinary expenses" ((defined for the purposes hereof as any expense classified under the Financial Accounting Standards Board (FASB) to be non-recurring and unrelated to Lessees' ordinary business operations)), to

(B) Lessees' interest expense plus all principal payments with respect to Indebtedness that were paid or were due and payable during such period.

(ii) "EBITDA" shall mean, for any Reference Period, and computed on a consolidated basis, the amount of Lessees' earnings before interest, taxes, depreciation, and amortization expense for such period.

(iii) "Funded Indebtedness" shall mean Indebtedness (A) in respect of money borrowed, (B) evidenced by a note, debenture (senior and subordinated) or other like written obligation to pay money, (C) in respect of rent or hire of property under leases or lease arrangements which under generally accepted accounting principles are required to be capitalized, or (D) in respect of obligations under conditional sales or other title retention agreements.

(iv) "Senior Funded Indebtedness to EBITDA Ratio" shall mean, for any Reference Period, and computed on a consolidated basis (if applicable), the ratio of:

(A) Lessees' Funded Indebtedness at the end of such period, to

(B) Lessees' EBITDA during such period, excluding extraordinary or nonrecurring events such as gain or loss on sale of assets, accounting changes and insurance proceeds.

(v) "Indebtedness" means (a) all liabilities of the Lessees, (b) all capital lease obligations of the Lessees, (c) all other debt, secured or unsecured, created, issued, incurred or assumed by the Lessees for money borrowed or for the deferred purchase price of any fixed or capital asset, (d) indebtedness secured by any lien on existing property owned by the Lessees whether or not the indebtedness secured thereby has been assumed, and (e) all contingent liabilities of the Lessees whether or not reflected on Lessees' balance sheet.

(vi) "Reference Period" means, with respect to any Computation Date, the four fiscal quarters ending on such Computation Date.

(e) For each Reference Period ended on the Computation Dates stated below, Lessees shall maintain a *Debt Service Coverage Ratio* equal to or greater than the ratio indicated.

Computation Date	Debt Service Coverage Ratio
12/31/10	1.20 to 1
3/31/11 and thereafter	1.25 to 1.0

For the last period stated above, the corresponding ratio or greater shall be maintained during any subsequent period that an obligation remains outstanding pursuant to this Master Lease Agreement.

(f) At all times during the Reference Periods ended on the Computation Dates stated below, Lessees shall maintain a Senior *Funded Indebtedness to EBITDA Ratio* no greater than the ratio indicated.

Computation Date	Maximum Senior Funded Indebtedness to EBITDA Ratio
12/31/10	2.75 to 1.0
3/31/11 to 12/31/11	2.50 to 1.0
3/31/12 and thereafter	2.25 to 1.0

For the last period stated above, the corresponding ratio shall not be exceeded during any subsequent period that an obligation remains outstanding pursuant to this Master Lease Agreement.

13. Inspections. Lessor may from time to time during Lessees' normal business hours, inspect the Equipment and Lessees' records with respect thereto. Lessees shall cooperate with Lessor in scheduling such inspection(s) and in making the Equipment available for inspection by Lessor or its designee at the locations identified on the Equipment Schedules or on the Quarterly Equipment Location Reports. Such inspections of Equipment shall be at Lessor's expense unless after the occurrence of an Event of Default, in which case the inspections shall be at the expense of Lessees. Lessees will, upon reasonable request, provide a report on the condition of the Equipment, a record of its maintenance and repair, a summary of all items suffering an Event of Loss, a certificate of no Event of Default, or such other information or evidence of compliance with Lessees' obligations under the Lease as Lessor may reasonably request.

14. Condition Upon Return. At the expiration of the Term, unless Lessees have elected to purchase the Equipment in accordance with the terms of the Equipment Schedule, Lessees shall promptly, at their own cost and expense: (a) perform any testing and repairs required to place each Item of Equipment in the same condition and appearance as when received by Lessees (reasonable wear and tear excepted) and in good working order for its originally intended purpose and eligible for manufacturer's maintenance (if available), free of all Lessees' markings (other than as may have been specifically integrated into the manufacturing process) and free of all Liens other than Permitted Liens; (b) if de-installation, disassembly or crating is required, cause such Items of Equipment to be de-installed, disassembled and crated by an authorized manufacturer's representative or such other service person as is reasonably satisfactory to Lessor; and (c) return such Items of Equipment in the condition and in the manner specified in the Equipment Schedule (collectively, the "Return Condition"). The Equipment, as returned, will include related maintenance logs, operating manuals, and other related materials. All operating manuals for the Equipment must be returned to Lessor undamaged and containing all pages, reasonable wear and tear excepted. If lost or destroyed, Lessees shall, at their own expense, provide replacement operating manuals. Lessor may, but is not required to, inspect the Equipment prior to its return. If Lessor determines that the Equipment does not conform to the Return Condition, Lessor will promptly notify Lessees of such determination specifying the repairs or refurbishments needed to place the Equipment in the Return Condition. Lessor may, at its option, either require Lessees to effect such repairs or itself effect such repairs. In either case, all costs associated with any repairs and inspections will be paid by Lessees. Until Lessees have returned the Equipment in compliance with the requirements of this Lease, the Lease shall continue in full force and effect and Lessees shall continue to pay Rent notwithstanding any expiration or termination of the Term through and including the date on which the Equipment is accepted for return by Lessor as conforming with the Return Condition.

15. Lessees' Representations and Warranties. Each Lessee represents and warrants as of the date of execution and delivery of this Master Lease and each Equipment Schedule as follows: (a) (i) **Global Axcess Corp**. is a corporation organized under the laws of the State of Nevada, having a principal place of business at 7800 Belfort Parkway, Suite 165, Jacksonville, Florida, 32256, duly organized, validly existing under the laws of the jurisdiction of its organization, (ii) **Nationwide Money Services, Inc.** is a corporation organized under the laws of the State of Nevada, having a principal place of business at 7800 Belfort Parkway, Suite 165, Jacksonville, Florida, 32256, duly organized, validly existing under the laws of the jurisdiction of its organization, and (iii) **Nationwide Ntertainment Services, Inc.** is a corporation organized under the laws of the State of Nevada, having a principal place of business at 7800 Belfort Parkway, Suite 165, Jacksonville, Florida, 32256, duly organized, validly existing under the laws of the jurisdiction of its organization, each with full power to enter into and to pay and perform their respective obligations under the Equipment Schedule and this Lease as incorporated therein by reference, and is duly qualified or licensed in all other jurisdictions where their respective failure to so qualify would adversely affect the conduct of their respective business or their respective ability to perform any of their respective obligations under or the enforceability of this Lease; (b) each Equipment Schedule, this Master Lease and all other Lease Documents have been duly authorized, executed and delivered by each Lessee, are valid, legal and binding obligations of each Lessee, are enforceable against each Lessee in accordance with their terms and do not and will not contravene any provisions of or constitute a default under any Lessee's organizational documents, any agreement to which any Lessee is a party or by which any Lessee or any Lessee's property is bound, or any applicable law, regulation, or order of any governmental authority; (c) Lessor's right, title and interest in and to the Equipment and the Rent therefrom will vest in Lessor upon Lessees' acceptance of the Equipment for lease hereunder and will not be affected or impaired by the terms of any agreement or instrument by which any Lessee's or any Lessee's property is bound; (d) no approval of, or filing with, any governmental authority or other person is required in connection with Lessees' entering into, or the payment or performance of its obligations under, this Lease and the other Lease Documents; (e) there are no suits or proceedings pending or, to the knowledge of Lessees, threatened, before any court or governmental agency against or affecting Lessees which, if decided adversely to Lessees, would adversely affect the conduct of their respective businesses or their ability to perform any of their obligations under or the enforceability of this Lease; (f) the financial statements of Lessees which have been delivered to Lessor have been prepared in accordance with generally accepted accounting principles consistently applied, and fairly present Lessees' financial condition and the results of its operations as of the date of and for the period covered by such statements (subject to customary year-end adjustments), and since the date of such statements there has been no material adverse change in such financial condition or operations; (g) Lessees' full and correct legal names are set forth on the signature page hereof and no Lessee will change its legal name or the location of its jurisdiction of organization without giving to Lessor at least thirty (30) days prior written notice thereof; (h) the Equipment will always be used for business or commercial, and not personal, purposes; (i) no Lessee is in default under any obligation for borrowed money, for the deferred purchase price of property or any lease agreement which, either individually or in the aggregate, would have an adverse effect on the condition of their respective businesses business or their respective ability to perform any of their obligations under or the enforceability of this Lease; (j) under the laws of the jurisdiction(s) in which the Equipment is to be located, the Equipment consists solely of personal property and not fixtures; and (k) Lessees are, and will remain, in full compliance with all laws and regulations applicable to Lessees including without limitation, (i) ensuring that no person who owns a controlling interest in or otherwise controls any Lessee is or shall be (A) listed on the Specially Designated National and Blocked Person List maintained by the Office of Foreign Assets Control ("OFAC"), Department of the Treasury and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, executive order or regulations or (B) a person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar executive order and (ii) compliance with all applicable Bank Secrecy Act ("BSA") laws, regulations and government guidance on BSA compliance and on the prevention and detection of money laundering violations.

Lessees' representations and warranties shall survive termination or expiration of the Lease.

16. Events of Default and Remedies.

(a) Each of the following events constitutes an "Event of Default" hereunder and any event that, with the passage of time or the giving of notice, or both, would constitute an Event of Default shall constitute a "Default" hereunder: (i) Lessees fail to pay any Rent when due under this Lease and such failure continues for a period of ten (10) days; (ii) any representation or warranty made by Lessees in the Lease or in any other Lease Document shall at any time prove to have been incorrect in any material respect as and when made; (iii) Lessees (A) fail to obtain and maintain the insurance coverage required herein; or (B) fail to observe or perform any other covenant, condition or agreement under this Lease and, in the case of clause (B), such failure continues unremedied for a period of fifteen (15) days; (iv) (A) any Lessee or any Guarantor which is not an individual shall have consolidated with, merged with or into, or conveyed, sold or otherwise transferred all or substantially all of its assets or shall have failed to maintain its corporate existence or any Lessee or any Guarantor that is an individual dies or becomes permanently and totally disabled; (v) any Lessee or any Guarantor (A) ceases doing business as a going concern; (B) makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts as they mature or generally fails to pay its debts as they become due; (C) initiates any voluntary bankruptcy, reorganization, insolvency or similar proceeding; (D) fails to obtain the discharge of any bankruptcy, reorganization, insolvency or similar proceeding initiated against it by others within sixty (60) days of the date such proceedings were initiated; (E) requests or consents to the appointment of a trustee, custodian or receiver or other officer with similar powers for itself or a substantial part of its property; or (F) a trustee, custodian or receiver or other officer with similar powers is appointed for itself or for a substantial part of its property; (vi) Lessees fail to return the Equipment or fail to return the Equipment in the required condition at the expiration of the Term; (vii) a default shall have occurred and be continuing under any contract, agreement or document between any Lessee and any of its other creditors, (viii) a default shall have occurred and be continuing under any contract, agreement, Rate Management Agreement, or other document between any Lessee or any Guarantor and Lessor or any affiliate of Lessor, and such default is not cured within any applicable grace or cure period as provided therein; (ix) if Lessees' obligations are guaranteed by any other party, an "Event of Default" (under and as defined in a Guaranty executed by any such Guarantor) shall occur; (x) Lessor shall have determined, in its sole discretion, that a material adverse change in Lessees' existing or prospective financial condition or results of operations since the date hereof which may affect the ability of any Lessee to perform its obligations under the Lease Documents has occurred; or (xi) the owners of the capital stock or other units of ownership on the date of this Lease entitled to vote for the election of the board of directors of the Lessee or other similar governing body cease to own or do not have the unencumbered right to vote in the aggregate at least ninety percent (90%) of such capital stock or other ownership interest of Lessee.

(b) Upon the occurrence of an Event of Default, Lessor may exercise any one or more of the following remedies and any additional rights and remedies permitted by law (none of which shall be exclusive) and shall be entitled to recover all its reasonable costs and expenses including incidental and consequential damages (as described in Section 2A-530 of the Uniform Commercial Code) and attorneys' fees in enforcing its rights and remedies:

(i) Lessees shall upon demand assemble or cause to be assembled any or all of the Equipment at a location designated by Lessor; and/or to return promptly, at Lessees' expense, any or all of the Equipment to Lessor at such location, in the condition and otherwise in accordance with all of the terms of Section 14 hereof; and/or

(ii) Lessor may itself or by its agents enter upon the premises of Lessees or any other location where the Equipment is located and take possession of and render unusable by Lessees any or all of the Equipment, wherever it may be located, without any court order or other process of law and without liability for any damages occasioned by such taking of possession; and/or

(iii) Sell, re-lease or otherwise dispose of any or all of the Equipment, whether or not in Lessor's possession, at public or private sale with or without notice to Lessees, with the right of Lessor to purchase and apply the net proceeds of such

disposition, after deducting all costs of such disposition (including but not limited to costs of transportation, possession, storage, refurbishing, advertising and brokers' fees), to the obligations of Lessees under this Lease, with Lessees remaining liable for any deficiency and with any excess being retained by Lessor, or retain any and all of the Equipment; and/or

(iv) Cancel such Equipment Schedule as to any or all of the Equipment; and/or

(v) Proceed by appropriate court action, either at law or in equity (including an action for specific performance), to enforce performance by Lessees to recover damages associated with such Event of Default; or exercise any other right or remedy available to Lessor at law or in equity; and/or

(vi) By offset, recoupment or other manner of application, apply any security deposit, monies held in deposit or other sums then held by Lessor or any affiliate of Lessor, and with respect to which Lessees have an interest, against any obligations of Lessee arising under this Lease or any other Lease Document, whether or not Lessees have pledged, assigned or granted a security interest to Lessor in any or all such sums as collateral for said obligations.

(c) In addition to the foregoing, Lessees shall pay to Lessor on demand the sum of (i) any and all Rent which is then due or which has accrued to the date of demand and (ii) at Lessor's option (A) an amount equal to the Stipulated Loss Value (as set forth in the related Equipment Schedule) as of the Rent Payment Date on or immediately preceding the date of demand for the Items of Equipment as Lessor shall specify or (B) all Basic Rent and all other sums, including any tax indemnities becoming due as a result of such Event of Default, for the Term (including any mandatory Renewal Term) and all amounts due upon the expiration of the Term including any return fees and/or any amounts due with respect to the mandatory purchase of the Equipment becoming due under this Lease from the date of demand to the Expiration Date for such Items of Equipment plus the assumed residual value of such Equipment (as determined by Lessor). The Lessor and Lessees agree that Lessor shall be entitled to such amount as damages for loss of bargain and not as a penalty and that such amount is reasonable in light of the anticipated harm to Lessor caused by an Event of Default.

(d) If Lessees pay the full amount referred to in Section 16(c) to Lessor prior to the termination of this Lease as it relates to such Items of Equipment, title to the relevant Equipment shall immediately vest in Lessees without representation or warranty by Lessor. If Lessees fail to pay such amount and Lessor subsequently sells, releases or otherwise disposes of such Items of Equipment, the amount due from Lessees under Section 16(c) shall be reduced by an amount equal to (i) the actual cash proceeds received and retained by Lessor upon any sale or disposition or (ii) if Lessor leases such Equipment by a lease agreement substantially similar to this Lease, the present value of the rents (discounted at the Prime Rate as announced by Fifth Third Bank and in effect at the time of demand plus 2.00%) payable under such subsequent Lease for the remaining Term of this Lease (without regard to any Renewal Terms other than the then current Renewal Term (if applicable)), in each case, net of all costs and expenses incurred in connection with such sale, disposition or lease including any incidental damages.

(e) A cancellation or termination hereunder shall occur only upon written notice by Lessor to Lessees, and only with respect to such Items of Equipment as Lessor specifically elects to cancel or terminate by such notice. Except as to any such Items of Equipment with respect to which there is a cancellation or termination, this Lease shall remain in full force and effect and Lessees shall be and remain liable for the full performance of all its obligations under this Lease.

(f) Lessees shall indemnify, defend and hold Lessor harmless for any loss, personal injury (including death), or damage to property, suffered by Lessor, its employees or any of its agents in connection with its entry onto the premises of any Lessee or any third party hereunder. Each of the rights

and remedies of Lessor hereunder and under the other Lease Documents is in addition to all of its other rights and remedies hereunder, under the other Lease Documents and under applicable law and nothing in this Lease or any other Lease Document shall be construed as limiting any such right or remedy. Lessor's failure to exercise or delay in exercising any right, power or remedy available to Lessor shall not constitute a waiver or otherwise affect or impair its rights to the future exercise of any such right, power or remedy. Waiver by Lessor of any Event of Default shall not be a waiver by Lessor of any other or subsequent Events of Default.

17. General Indemnification. Lessees shall pay, and shall indemnify and hold Lessor, its directors, officers, agents, employees, successors and assigns (each an "Indemnitee") harmless on an after-tax basis from and against, any and all liabilities, causes of action, claims, suits, penalties, damages, losses, costs or expenses (including attorneys' fees), obligations, liabilities, demands and judgments, and Liens, of any nature whatsoever (collectively, a "Liability") arising out of or in any way related to: (a) the Lease Documents, (b) the manufacture, purchase, ownership, title, selection, acceptance, rejection, possession, lease, sublease, operation, use, maintenance, documenting, inspection, control, loss, damage, destruction, removal, storage, surrender, sale, use, condition, delivery, nondelivery, return or other disposition of or any other matter relating to any Item of Equipment or any part or portion thereof (including, in each case and without limitation, latent or other defects, whether or not discoverable, any claim for patent, trademark or copyright infringement) and any and all Liabilities in any way relating to or arising out of injury to persons, properties or the environment or any and all Liabilities based on strict liability in tort, negligence, breach of warranties or violations of any regulatory law or requirement, (c) a failure to comply fully with applicable law and (d) Lessees' failure to perform any covenant, or Lessees' breach of any representation or warranty, hereunder; *provided*, that the foregoing indemnity shall not extend to the Liabilities to the extent resulting solely from the gross negligence or willful misconduct of an Indemnitee.

18. General Tax Indemnification. Lessees shall pay when due and shall indemnify and hold each Indemnitee harmless from and against (on an after-tax basis) any and all taxes, fees, withholdings, levies, imposts, duties, assessments and charges of any kind and nature ("Taxes") arising out of or related to this Lease or any other Lease Document (together with interest and penalties thereon and including, without limitation, sales, use, gross receipts, personal property, real property, real estate excise, *ad valorem*, business and occupational, value added, leasing, leasing use, documentary, stamp or other taxes imposed upon or against any Indemnitee, Lessees or any Equipment by any governmental authority with respect to any Equipment or the manufacturing, ordering, sale, purchase, shipment, delivery, acceptance or rejection, ownership, titling, registration, leasing, subleasing, possession, use, operation, removal, return or other dispossession thereof or upon the rents, receipts or earnings arising therefrom or upon or with respect to this Lease, whether payable at the inception of a Lease, during the Term thereof or at the expiration thereof, excepting only all United States federal, state and local taxes based on or measured by Lessor's net income). Whenever this Lease or any other Lease Document terminates as to any Item of Equipment, Lessees shall, upon written request by Lessor, advance to Lessor the amount estimated by Lessor to be the personal property or other taxes on such Item of Equipment which are not yet payable, but for which Lessees are responsible. Lessor shall, at Lessees' request, provide Lessees with Lessor's method of computation of any estimated taxes. Except as otherwise provided in the Equipment Schedule relating to any Equipment, upon receipt of any tax bill relating to such Equipment from a relevant taxing authority, Lessor will pay the Tax identified on such tax bill. Lessees will, on demand, (a) reimburse Lessor for the amount of such Tax paid to such taxing authority and (b) pay to Lessor a fee (as identified by Lessor from time to time) relating to the administration of such payment.

19. Ownership and Security Interests.

(a) Title to the Equipment shall at all times remain in Lessor, and Lessees shall acquire no ownership, title, property, right, equity or interest in the Equipment other than its leasehold interest solely as Lessees subject to all the terms and conditions hereof. This Lease, is intended to be a "finance lease" solely for the purposes of Article 2A of the Uniform Commercial Code as that term is defined in Article 2A of the Uniform Commercial Code. To the extent permitted by applicable law, each

Lessee (a) waives any and all rights and remedies of Lessee under Sections 2A-508 through 2A-522 of the Uniform Commercial Code and (b) any rights now or hereafter conferred by statute or otherwise to recover incidental or consequential damages from Lessor for any breach or any other reason whatsoever. If, notwithstanding the express intent of the parties, a court of competent jurisdiction determines that any Equipment Schedule is not a "finance lease", the parties agree that in such event (i) (A) in order to secure the prompt payment of Rent under and with respect to this Lease, and the performance and observance by Lessee of all the agreements (including Rate Management Agreements), covenants and provisions hereof, (collectively, the "Obligations"), each Lessee hereby grants to Lessor a first priority security interest in all of such Lessee's right, title and interest in the following (whether now existing or hereafter created and whether now owned or hereafter acquired): (1) the Equipment (including, without limitation, all inventory, equipment, fixtures or other property comprising the same), and general intangibles relating thereto, (2) additions, attachments, accessories and accessions thereto whether or not furnished by the Supplier of such Equipment, (3) all subleases (including the right to receive any payment thereunder and the right to make any election or determination or give any consent or waiver thereunder), chattel paper, accounts, security deposits and bills of sale relating thereto, (4) any and all substitutions, replacements or exchanges for any such Equipment or other collateral, and (5) any and all products and proceeds of any collateral hereunder (including all insurance and requisition proceeds) and all other payments of any kind with respect to the Equipment and other collateral in and against which a security interest is granted hereunder and (B) each Lessee agrees that with respect to the Equipment, in addition to all of the other rights and remedies available to Lessor hereunder upon the occurrence of an Event of Default, Lessor shall have all of the rights and remedies of a secured party under the Uniform Commercial Code; and (ii) the original principal amount of the obligations hereunder shall be an amount equal to the Lessor's Capitalized Cost, and that such principal amount shall accrue interest at the lesser of (x) the maximum lawful rate permitted by applicable law or (y) the implicit interest rate reflecting Lessor's financial assumptions at the time of the execution of the Lease (including any assumed residual value at the end of the Term as determined by Lessor.

(b) Each Lessee hereby authorizes Lessor to file, solely at the expense of Lessees, any Uniform Commercial Code financing statements or other similar documents that Lessor reasonably deems necessary or advisable to protect its interest. Each Lessee agrees promptly to execute and deliver to Lessor such further documents or other assurances, and to take such further action, including obtaining landlord and mortgagee waivers, as Lessor may from time to time reasonably request.

(c) As security for the payment as and when due of the Rent and all other obligations of Lessees to Lessor under this Lease, any promissory note and any other documents relating thereto (and any renewals, extensions and modifications thereof) and under any other agreement or instrument (as the same may be renewed, extended or modified and hereinafter collectively referred to as the "Lease Documents"), both now in existence and hereafter created, together with any other obligation of Lessees to Lessor or its affiliates, and the performance as and when due of all obligations of Lessees under the Lease Documents (as the same may be renewed, extended or modified), each Lessee hereby grants to Lessor a first priority security interest in such Lessee's right, title and interest in all assets securing any of Lessees' other obligations to Lessor or its affiliates.

(d) To further secure the payment and performance of the Rent and all other obligations of Lessees to Lessor under this Lease, each Lessee hereby grants to Lessor a continuing security interest in and assigns to Lessor all assets and property of such Lessee, including, but not limited to, all of such Lessee's right, title and interest in and to all accounts, accounts receivable, chattel paper, commercial tort claims, contract rights, deposit accounts, documents, instruments, investment property, equipment, fixtures, general intangibles, goods, inventory, letter of credit rights, Rate Management Agreements, and all other personal and real property, whether now owned or hereafter acquired, and all products and proceeds thereof (the "Collateral"), it being understood, however, that a security interest in the Collateral similarly has been granted to Fifth Third Bank in connection with that certain Loan and Security Agreement (entered into contemporaneously with the execution of this Lease) to secure the Lessees' obligations, as borrowers thereunder (the "Loan Agreement").

(e) Assignment of Contracts, Leases, and Agreements. To further secure the payment and performance of the Rent and all other obligations of Lessees to Lessor under this Lease, each Lessee hereby, and as an essential and integral part of this Lease, and in consideration of Lessor leasing the Equipment to Lessees, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lessees do hereby immediately and absolutely sell, assign, transfer, convey and set over unto Lessor, its successors and assigns, all right, title, interest and privileges which Lessees have and may have in any and all contracts, leases, and agreements now existing or hereafter made and affecting the Collateral as said contracts, leases, and agreements, may have been, or may from time to time be hereafter modified, extended or renewed, with all of the rents, issues, income, revenue, and profits due and becoming due therefrom, and the acceptance of this assignment and the collection of rents, issues, income, revenue, payments, or profits under the contracts, leases, and agreements hereby assigned shall not constitute a waiver of any rights of Lessor or Fifth Third Bank or their successors and assigns under the terms of the Lease.

(f) Each Lessee agrees that, with respect to the Collateral, Lessor shall have all of the rights and remedies of a secured party under the Uniform Commercial Code as in effect in the applicable jurisdiction from time to time.

20. Assignment by Lessor. Lessor may at any time assign, grant a security interest in, or otherwise dispose of (individually or collectively, a "transfer"), all or any portion of its rights, title or interests in, to and under this Lease, any Equipment Schedule or any Item of Equipment, together or separately, to one or more persons or entities (each, an "Assignee"). Upon any such transfer, this Lease shall remain in full force and effect. If Lessees are given notice of any such transfer, they shall acknowledge receipt thereof in writing and execute, or otherwise authenticate, such further instruments as may be reasonably requested by Assignee with respect to such transfer, including without limitation, a consent certifying certain material facts and circumstances related to this Lease and the Equipment. Unless otherwise expressly agreed by Assignee, Assignee shall not assume any of the obligations of Lessor under this Lease. Upon written notice to Lessee of an assignment, Lessees agree to pay the Rent with respect to the Items of Equipment covered by such assignment to such Assignee in accordance with the instructions specified in such notice and Lessee shall not assert against Assignee any defense, counterclaim or offset that Lessee may have against Lessor. All obligations and liabilities of Lessee to Lessor under this Lease (including, without limitation, any schedules, exhibits, riders or other attachments attached hereto or otherwise incorporated herein) are also hereby made for the express benefit of Assignee.

21. Miscellaneous.

(a) Lessees shall pay all costs and expenses of Lessor, including, without limitation, reasonable attorneys' and other professional fees, the fees of any collection agencies and appraisers and all other costs and expenses related to any sale or re-lease of the Equipment (including storage costs), costs incurred in perfecting any security interest or registering Lessor's ownership, payment of any obligations of Lessees required to be performed under this Lease (including without limitation, Taxes and assessments with respect to any Equipment), incurred by Lessor in the preparation, negotiation and execution of this Lease or any amendment or supplement hereto, enforcing any of the terms, conditions or provisions hereof and in protecting Lessor's rights hereunder. If Lessees fail to reimburse Lessor for any such costs and expenses within thirty (30) days of invoice, interest shall accrue at a rate equal to the lesser of (a) fifteen percent (15%) per annum or (b) the maximum amount permitted under applicable law, on the unpaid balance thereof.

(b) This Lease shall be governed by and construed in accordance with the laws of the State of Florida. Any judicial proceeding arising out of or relating to this Lease may be brought in any court of competent jurisdiction in Hamilton County, Ohio and each of the parties hereto (i) accepts the nonexclusive jurisdiction of such courts and any related appellate court and agrees to be bound by any judgment rendered by any such court in connection with any such proceeding and (ii) waives any objection it may now or hereafter have as to the venue of any such proceeding brought in such court or that such court is an inconvenient forum. EACH OF THE LESSEES AND LESSOR HEREBY WAIVES

THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING ARISING OUT OF OR IN ANY WAY RELATING TO THIS LEASE, ANY EQUIPMENT SCHEDULE, OR ANY OTHER LEASE DOCUMENT AND ANY ASSIGNMENT, SUBLEASE OR OTHER DOCUMENT EXECUTED IN CONNECTION THEREWITH. THE FOREGOING WAIVER IS MADE KNOWLINGLY, VOLUNTARILY AND INTENTIONALLY BY THE PARTIES.

(c) All notices delivered hereunder shall be in writing (including facsimile) and shall be delivered to the following addresses:

if to Lessees:

Global Axcess Corp.
7800 Belfort Parkway, Suite 165
Jacksonville, FL 32256
Attn: Michael J. Loiacono
Facsimile: (866) 449-3156

Nationwide Money Services, Inc.
7800 Belfort Parkway, Suite 165
Jacksonville,
FL 32256
Attn: Michael J. Loiacono
Facsimile: (866) 449-3156

Nationwide Ntertainment Services, Inc.
7800 Belfort Parkway, Suite 165
Jacksonville,
FL 32256
Attn: Michael J. Loiacono
Facsimile: (866) 449-3156

if to Lessor:
Fifth Third Commercial Leasing Company
38 Fountain Square Plaza
MD10904A
Cincinnati, Ohio 45263
Facsimile: (513) 534-6706

(d) Lessees acknowledge and agree that time is of the essence with respect to their performance under the Lease Documents. Any failure of Lessor to require strict performance by Lessees or any waiver by Lessor of any provision herein shall not be construed as a consent or waiver of any provision of this Lease. This Lease shall be binding upon, and inure to the benefit of, the parties hereto, their permitted successors and assigns.

(e) Each Lessee shall be jointly and severally liable to Lessor for all Obligations of Lessee to Lessor under this Agreement, and for each and every representation, warranty, and covenant of said Lessee made in or pursuant to this Agreement. Each representation and warranty made by Lessee shall be deemed to have been made by each such party; each covenant and undertaking on the part of Lessee shall be deemed individually applicable with respect to each such party; and each event constituting a Default or Event of Default under this Lease shall be determined with respect to each such party. A separate action or actions may be brought and prosecuted against any such whether an action is brought against any other party or whether any other party is joined in any such action or actions. Each such party waives any right to require Lessor to: (a) proceed against any other party; (b) proceed against or exhaust any security held from any other party; or (c) pursue any other remedy in Lessor's power whatsoever. Notices hereunder required to be provided to Lessee shall be effective if provided to any

such party. Any consent on the part of Lessee hereunder shall be effective when provided by any such party and Lessor shall be entitled to rely upon any notice or consent given by any such party as being notice or consent given by Lessee hereunder.

(f) For purposes of this Lease, "Rate Management Agreement" means any agreement, device or arrangement providing for payments which are related to fluctuations of interest rates, exchange rates, forward rates, or equity prices, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and any agreement pertaining to equity derivative transactions (e.g., equity or equity index swaps, options, caps, floors, collars and forwards), including without limitation any ISDA Master Agreement between Lessee and Lessor or any affiliate of Fifth Third Bancorp, and any schedules, confirmations and documents and other confirming evidence between the parties confirming transactions thereunder, all whether now existing or hereafter arising, and in each case as amended, modified or supplemented from time to time.

(g) For purposes of this Lease, "Rate Management Obligations" means any and all obligations of Lessee to Lessor or any affiliate of Fifth Third Bancorp, whether absolute, contingent or otherwise and howsoever and whensoever (whether now or hereafter) created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefore), under or in connection with (i) any and all Rate Management Agreements, and (ii) any and all cancellations, buy-backs, reversals, terminations or assignments of any Rate Management Agreement.

(h) For purposes of this Lease, "Business Day" shall mean any day other than a Saturday, Sunday or a legal holiday on which banks are authorized or required to be closed for the conduct of commercial banking business in New York, New York.

(i) For purposes of this Lease, "Modified Following Business Day Convention" means the first following day that is a Business Day unless that day falls in the next calendar month, in which case that date will be the first preceding day that is a Business Day.

(j) For purposes of this Lease, "LIBOR" shall mean a rate per annum (adjusted for the current maximum reserve rate required to be maintained by Lessor) effective on any Applicable Rate determination date, which is equal to the offered rate for deposits in U.S. dollars for a one (1) month period, which rate appears on that page of Bloomberg reporting service, or such similar service as determined by Lessor, that displays British Bankers' Association interest settlement rates for deposits in U.S. Dollars, as of 11:00 a.m. (London, England time) two (2) business days prior to the Interest Rate Determination Date; provided, that if no such offered rate appears on such page, the rate used for such Interest Period will be the per annum rate of interest determined by Lessor to be the rate at which U.S. dollar deposits for the Interest Period are offered to Lessor in the London Inter-Bank market as of 11:00 a.m. (London, England time), on the day that is two (2) business days prior to the Interest Rate Determination Date.

(k) This Lease, together with all other Lease Documents including that certain Commitment Letter dated June 10, 2010, constitutes the entire understanding or agreement between Lessor and Lessees with respect to the leasing of the Equipment, and supercedes all prior agreements, representations and understandings relating to the subject matter hereof. Neither this Lease nor any other Lease Document may be amended except by a written instrument signed by Lessor and Lessees.

(l) This Lease may be executed in any number of counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

(m) Any provision of this Lease which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability shall not invalidate or render unenforceable such provision in any other jurisdiction. Captions are intended for

convenience or reference only, and shall not be construed to define, limit or describe the scope or intent of any provisions hereof.

[Remainder of page intentionally blank, Signature page follows.]

IN WITNESS WHEREOF, Lessor and Lessee have executed this Master Lease as of the day and year first above written.

LESSOR:

THE FIFTH THIRD LEASING COMPANY

By:____________________

Name:__________________

Title:___________________

LESSEES:

GLOBAL AXCESS CORP.

By: [signature]

Name: George McQuain

Title: President & CEO

NATIONWIDE MONEY SERVICES, INC.

By: [signature]

Name: George McQuain

Title: President

NATIONWIDE NTERTAINMENT SERVICES, INC.

By: [signature]

Name: George McQuain

Title: President